Exhibit 10.1

FIRST AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (the “Amendment”), is entered into as of December 3, 2014, by and between SQUARE 1 BANK (“Bank”) and MARINUS PHARMACEUTICALS, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of April 2, 2014 (as amended from time to time, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1)             Section 2.1(b) of the Agreement is hereby amended and restated, as follows:

(b)                                 Term Loans.

(i)                                    Term Loans A.  As of December 3, 2014, $2,000,000 in aggregate principal amount of term loans have been issued and are outstanding under this Agreement.  All of such term loans are hereby designated as the “Term Loan A.”

(ii)                                Term Loans B.  Subject to and upon the terms and conditions of this Agreement, Bank agrees to make one (1) term loan to Borrower in the aggregate principal amount of Five Million Dollars ($5,000,000) (the “Term Loan B”).  The proceeds of the Term Loan B shall be used for general working capital purposes.

(iii)                            Term Loans C.  Subject to and upon the terms and conditions of this Agreement, Bank agrees to make one (1) or more term loans to Borrower in an aggregate principal amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) (each a “Term Loan C” and collectively the “Term Loans C”).  Borrower may request Term Loans C at any time after the Term Loan C Availability Start Date but on or before the Term Loan C Availability End Date.  The proceeds of the Term Loans C shall be used for general working capital purposes.

(iv)                             Term Loans D.  Subject to and upon the terms and conditions of this Agreement, Bank agrees to make one (1) or more term loans to Borrower in an aggregate principal amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) (each a “Term Loan D” and collectively the “Term Loans D”, and together with the Term Loan A, the Term Loan B, and the Term Loans C, each a “Term Loan” and collectively the “Term Loans”).  Borrower may request Term Loans D at any time after the achievement of the Clinical Trial Milestone but on or before the Term Loan D Availability End Date.  The proceeds of the Term Loans D shall be used for general working capital purposes.

(v)                                 Interest shall accrue from the date of each Term Loan at the rate specified in Section 2.3(a), and through the Interest-Only End Date for the applicable Term Loan, shall be payable monthly beginning on the 3rd day of the month next following the date of such Term Loan, and continuing on the same day of each month thereafter.  Any Term Loans that are outstanding at the close of business on the Interest-Only End Date shall be payable in equal monthly installments of principal, with each such installment calculated according to a 24-month amortization schedule, plus all accrued and unpaid interest, beginning on the date that is one month immediately following the Interest-Only End Date, and continuing on the same day of each month thereafter through the Term Loan Maturity Date, at which time all amounts due in connection with the Term Loans and any other amounts due under this Agreement shall be immediately due and payable. Term Loans, once repaid, may not be reborrowed.  Borrower may prepay any Term Loan without penalty or premium.

(vi)                             When Borrower desires to obtain a Term Loan, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:30 p.m. Eastern time on the day on which the Term Loan is to be made.  Such notice shall be substantially in the form of Exhibit C.  The notice shall be signed by an Authorized Officer.

2)             Section 2.3(a)(i) of the Agreement is hereby amended and restated, as follows:

(i)                                    Term Loans.  Except as set forth in Section 2.3(b), the Term Loans shall bear interest, on the outstanding daily balance thereof, at a variable annual rate equal to the greater of: (A) 3.25% above the Prime Rate then in effect; or (B) 6.50%.

3)             Section 3.2 of the Agreement is hereby amended and restated, as follows:

3.2                               Conditions Precedent to all Credit Extensions.  The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is contingent upon Borrower’s compliance with all applicable provisions of Section 3.1 above, and is further subject to the following conditions:

(a)                                 timely receipt by Bank of the Loan Advance/Paydown Request Form as provided in Section 2.1;

(b)                                 Borrower shall be in compliance with Section 6.6;

(c)                                  in Bank’s sole discretion, there has not been a Material Adverse Effect;

(d)                                 Borrower’s actual cash burn is not significantly greater than that set forth in Borrower’s board-approved plan delivered pursuant to Section 6.2(iii) or as revised and approved by Borrower’s board of directors and acceptable to Bank;

(e)                                  Borrower has not previously received any FDA notification of an event or decision that is of such a significant severity as to jeopardize the outcome or continuation of an ongoing trial; and

(f)                                   the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Loan Advance/Paydown Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date).  The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4)             Section 6.2(a) of the Agreement is hereby amended and restated, as follows:

(a)                                 Within 30 days after the last day of each month, Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit D hereto, together with (i) aged listings by invoice date of accounts receivable (if any) and accounts payable, (ii) a report of clinical trial enrollment, (iii) a report of actual cash burn vs. Borrower’s cash burn plan, including notification of any changes to Borrower’s cash burn plan, and (iv) upon Bank’s request, account statements for any bank accounts or investment accounts held outside Bank.

5)             Section 6.6 of the Agreement is hereby amended and restated, as follows:

6.6                               “Primary Depository”.  Borrower shall maintain all its depository and operating accounts with Bank and its primary investment accounts with Bank or Bank’s affiliates.  Notwithstanding the foregoing, at all times when Borrower’s Cash exceeds two times Borrower’s outstanding Indebtedness to Bank, (i) Borrower may keep Cash in accounts outside Bank, and (ii) Borrower shall not be required to maintain its primary investment accounts with Bank or Bank’s affiliates.

6)             The following defined terms are hereby added to Exhibit A to the Agreement, as follows:

“Term Loan C Availability End Date” means September 1, 2015.

“Term Loan C Availability Start Date” means the date on which Bank receives minutes of a meeting of Borrower’s board of directors documenting plans to move forward with development (i.e., to proceed to the next level of the trial) for at least one of the orphan indications (FragileX or Female pediatric epilepsy) and, if Bank so desires, Bank receives verbal confirmation of the same from Borrower’s board members.

“Term Loan D Availability End Date” means March 31, 2016.

7)             The following defined terms in Exhibit A to the Agreement are hereby amended and restated, as follows:

“Clinical Trial Milestone” means Borrower’s achievement, on or before August 31, 2015, of 80% enrollment of Borrower’s ongoing Phase 3 trial for focal onset epilepsy.

“Credit Card Maturity Date” means December 2, 2015.

“Interest-Only End Date” means December 3, 2015; except that, if Borrower achieves full enrollment of Borrower’s ongoing Phase 3 trial for focal onset epilepsy on or before December 3, 2015, then the term “Interest-Only End Date” shall instead mean June 3, 2016.

“Term Loan Maturity Date” means December 3, 2017; except that, if Borrower achieves full enrollment of Borrower’s ongoing Phase 3 trial for focal onset epilepsy on or before December 3, 2015, then the term “Term Loan Maturity Date” shall instead mean June 3, 2018.

8)             Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.  The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.  Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

9)             Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment.

10)      This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

11)      As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

a)             this Amendment, duly executed by Borrower;

b)             an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

c)              a Loan Advance Request form pursuant to Section 2.1(b)(vi) requesting that Bank make the Term Loan B;

d)             payment of a $10,000 facility fee, which may be debited from any of Borrower’s accounts at Bank;

e)              payment of all Bank Expenses, including Bank’s expenses for the documentation of this Amendment and any related documents, and any UCC, good standing or intellectual property search or filing fees, which may be debited from any of Borrower’s accounts; and

f)               such other documents and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

MARINUS PHARMACEUTICALS, INC.		SQUARE 1 BANK

By:	/s/ Edward F. Smith	By:	/s/ Evan Travis
Name:	Edward F. Smith	Name:	Evan Travis
Title:	Chief Financial Officer	Title:	VP, Life Sciences

[Signature Page to First Amendment to Loan and Security Agreement]